EXHIBIT 3.5

                                                     As Filed with the Secretary
                                               of State of the State of Delaware
                                                            on November 22, 2002

                              CERTIFICATE OF MERGER
                                     MERGING
                                US PATRIOT, INC.
                         (A SOUTH CAROLINA CORPORATION)

                                  WITH AND INTO
                       TRIMEDIA ENTERTAINMENT GROUP, INC.
                            (A DELAWARE CORPORATION)

     Pursuant to Section 253 of the Delaware General Corporation Law, the undersigned corporations hereby execute the following Certificate of Merger:

     FIRST: That US Patriot, Inc. ("US Patriot") was incorporated on October 25, 2001, pursuant to the South Carolina Business Corporation Act, the provisions of which permit the merger of a corporation of another state and a corporation organized and existing under the laws of said state.

     SECOND: That TriMedia Entertainment Group, Inc. ("TriMedia") was incorporated on October 16, 2002, pursuant to the General Corporation Laws of the State of Delaware.

     THIRD: An Agreement and Plan of Merger between US Patriot and TriMedia has been approved, adopted, certified, executed and acknowledged by US Patriot and TriMedia in accordance with the laws of their respective states of incorporation.

     FOURTH: The name of the surviving corporation of the merger is: TriMedia Entertainment Group, Inc.

     FIFTH: The Certificate of Incorporation of TriMedia Entertainment Group, Inc., a Delaware corporation, shall continue in full force and effect as the Certificate of Incorporation of the surviving corporation.

     SIXTH: A copy of the Agreement and Plan of Merger is on file at the offices of the surviving corporation, the address of which is provided below, and a copy of the Agreement and Plan of Merger will be furnished, upon request and without any cost, to any shareholder of the constituent corporations.

                              Exhibit 3.5 - Page 1
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                         101  Charles  Drive
                         Bryn  Mawr,  PA  19010

     SEVENTH: Anything herein or elsewhere to the contrary notwithstanding this merger may be terminated or abandoned by the parties at any time prior to the time that this merger is filed with the Secretary of State and becomes effective.

     EIGHTH: The authorized capital of US Patriot is One Hundred Million (100,000,000) shares of common stock, $0.0001 par value and Twenty Million (20,00 0,000) shares of preferred stock, $0.0001 par value. The authorized capital of TriMedia is One Hundred Million (100,000,000) shares of common stock, $0.0001 par value and Twenty Million (20,000,000) shares of preferred stock, $0.0001 par value.

     NINTH: This Certificate of Merger shall be effective upon the date of filing with the Secretary of State of Delaware. IN WITNESS WHEREOF, US Patriot and TriMedia have caused this Certificate of Merger to be signed as of this 22nd day of November, 2002.

                              US  PATRIOT,  INC.

                              By:  /s/  Christopher  Schwartz
                              -------------------------------------------------
                              Christopher  Schwartz,  Chief  Executive  Officer


                              TRIMEDIA  ENTERTAINMENT  GROUP,  INC.



                              By:  /s/  Christopher  Schwartz
                              -------------------------------------------------
                              Christopher  Schwartz,  Chief  Executive  Officer


                              Exhibit 3.5 - Page 2






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